Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jennifer Sniderman
717-534-7556	717-534-6275
HERSHEY ANNOUNCES FIRST-QUARTER RESULTS;
UPDATES 2017 OUTLOOK

•	First-quarter net sales increased 2.8% including the impact of acquisitions and foreign currency exchange rates

•	Acquisitions and foreign currency exchange rates a 0.9 point and 0.1 point benefit, respectively

•	First-quarter earnings per share-diluted of $0.58 as reported and $1.31 adjusted

•	Outlook for 2017 updated:

•	Full-year net sales expected to increase around the low end of the 2% to 3% range, including a net benefit from acquisitions of about 0.5 points

•	Reported earnings per share-diluted expected to be in the $3.31 to $3.55 range

•	Adjusted earnings per share-diluted expected to increase around the high end of the 7% to 9% range of $4.72 to $4.81

HERSHEY, Pa., April 26, 2017 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended April 2, 2017. Consolidated net sales were $1,879.7 million compared with $1,828.8 million for the first quarter of 2016. Reported net income for the first quarter of 2017 was $125.0 million or $0.58 per share-diluted, compared with $229.8 million or $1.06 per share-diluted for the comparable period of 2016.
“I’m pleased with our first-quarter results, which were driven by seasonal sales growth, the roll-out of Hershey’s Cookie Layer Crunch bars and our continued focus on cost control,” said Michele Buck, President and Chief Executive Officer, The Hershey Company. “Net sales increased 2.8%, slightly less than our forecast and reflective of the broader soft U.S. food-industry retail trends to start the year. Gross margin expansion was solid, which contributed to strong operating profit growth. First quarter U.S. retail takeaway was primarily impacted by the timing of Easter, however, our market share gains were solid. The launch of Hershey’s Cookie Layer Crunch bars got off to a good start and we’re following that up with the roll out of Hershey’s Crunchers candy and Reese’s Crunchy Cookie Cups. Importantly, while preliminary, our Easter sell through is in line with our estimate and we anticipate Hershey U.S. candy, mint and gum (CMG) April year-to-date retail takeaway will be about 2.5%.”

As described in the Note below, for the first-quarter of 2017, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $216.6 million, or $0.73 per share-diluted. For the first quarter of 2016, items impacting comparability totaled $27.8 million, or $0.04 per share-diluted. As described in the Note, adjusted net income, which excludes these items, was $282.1 million, or $1.31 per share-diluted, for the first quarter of 2017, compared with $238.9 million, or $1.10 per share-diluted, for the same period of 2016. Reported gross margin was 48.2% in the first quarter of 2017 versus 44.7% in the first quarter of 2016. Reported operating profit was $191.9 million in the first quarter of 2017, a decline of 43.5% versus the first quarter of 2016, resulting in operating profit margin of 10.2%.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
Derivative Mark-to-Market (Gains) Losses	$(17.1)	$34.9	$(0.09)	$0.10
Business Realignment Activities	47.0	14.4	0.17	0.05
Acquisition Integration Costs	0.3	—	—	—
Non-Service Related Pension Expense	4.4	5.1	0.01	0.01
Long-Lived Asset Impairment Charges	208.7	—	0.76	—
Noncontrolling Interest Share of Business Realignment and Impairment Charges (After-Tax)	(26.7)	—	(0.12)	—
Settlement of Shanghai Golden Monkey (SGM) Liability	—	(26.6)	—	(0.12)
	$216.6	$27.8	$0.73	$0.04
In 2017, the company expects reported earnings per share-diluted of $3.31 to $3.55, including items impacting comparability of approximately $1.26 to $1.41 per share-diluted. This projection, prepared in accordance with GAAP, assumes business realignment costs of $0.35 to $0.50 per share-diluted, including Margin for Growth Program costs of $0.25 to $0.40 per share-diluted, long-lived asset impairment charges of $0.85 per share-diluted relating to the Margin for Growth Program, and non-service related pension expense (NSRPE) of about $0.06 per share-diluted. The total per share-diluted impact relating to the Margin for Growth Program, included in the amounts above, is currently estimated to be $1.10 to $1.25.

First-Quarter Performance
Consolidated net sales were $1,879.7 million in the first quarter of 2017, an increase of 2.8% versus the first quarter of 2016. Excluding favorable foreign currency translation, a 0.1 point benefit, net sales increased 2.7% versus the year ago period. Net price realization was a 2.0 point benefit due to lower levels of trade. Net volume increased 0.7 points, including a contribution from the barkTHINS brand acquisition of 0.9 points.
Adjusted gross margin was 47.5% in the first quarter of 2017 compared to 46.8% in the first quarter of 2016. The 70 basis point increase was primarily driven by favorable trade, supply chain productivity and costs savings initiatives and lower input costs, partially offset by other higher supply chain costs.
As expected, total advertising and related consumer marketing expense was about the same as the first quarter of 2016. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, declined about 1% in the quarter, as the cost savings and efficiency initiatives discussed last quarter were partially offset by investments in go-to-market capabilities and increased depreciation and amortization. As a result, consolidated adjusted operating profit of $435.2 million in the first quarter of 2017 increased 10.5% versus the first quarter of 2016.

Outlook
“In 2017, we remain focused on driving our North America core brands forward and achieving trial and repeat targets related to the launches of Hershey’s Cookie Layer Crunch bars, Reese’s and Hershey’s Crunchers candy and Reese’s Crunchy Cookie Cups,” said Buck. “Additionally, the branded snack mix and snack bites products that launched last year continue to do well, enabling us to expand our breadth across the snack wheel and capture new usage occasions. We anticipate that our innovation, as well as our consumer marketing plans, will enable us to build on our first-quarter U.S. CMG market share gains. April year-to-date marketplace performance, driven by our seasonal business, is tracking in line with our estimates. We expect non-seasonal U.S. CMG trends to improve over the remainder of the year, although the growth rate is expected to be slightly lower than our previous forecast. Additionally, macroeconomic challenges persist in China and we expect net sales for the full year to be lower there than 2016. Therefore, we estimate that full-year 2017 net sales growth will most likely be around the low end of our 2.0% to 3.0% outlook, including a net benefit from acquisitions of about 0.5 points. We expect the impact of foreign currency exchange rates to be minimal versus our previous estimate of a 0.25 point headwind.

“The company’s multiyear Margin for Growth Program is on track and progressing. We continue to forecast strong productivity and cost savings initiatives in 2017 and don't expect input cost inflation, which should result in adjusted gross margin expansion slightly greater than our previous estimate. Our brands typically respond positively to marketplace investments and we continue to expect that advertising and related consumer marketing expense, as well as selling, general and administrative costs, will increase for the full year 2017 versus 2016. We believe these investments in marketing, technology, IT capabilities and analytic approaches will be enablers of profitable growth. Additionally, the company anticipates its effective tax rate will be slightly lower than its original forecast. As a result, the company expects the full year increase in adjusted earnings per share-diluted to be around the high end of its outlook of $4.72 to $4.81, a 7% to 9% increase versus last year,” Buck concluded.

Business Segment Results
The following are comments about segment performance for the first quarter of 2017 versus the year ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,677.1 million in the first quarter of 2017, an increase of 2.7% versus the same period last year. Volume was a 0.3 point contribution to sales growth driven by seasonal growth and, as anticipated, net price realization was a 1.2 point benefit due to lower direct trade. The barkTHINS brand acquisition and foreign currency exchange rates were a 1.0 and 0.2 point benefit, respectively.
As expected, due to the timing of Easter, which was three weeks later in 2017 than 2016, first-quarter net sales were greater than retail takeaway. Specifically, total Hershey U.S. retail takeaway1 for the 12 weeks ended April 8, 2017, in the expanded all outlet combined plus convenience store channels (xAOC+C-store) declined 7.9%. Importantly, Hershey U.S. CMG market share increased 0.4 points in the first quarter to an industry-leading 31.5%. While Easter results are preliminary, our sell through is on track and we estimate that our U.S. CMG April year-to-date retail takeaway will be about 2.5%.

North America segment income increased 4.5% to $553.1 million in the first quarter of 2017, compared to $529.4 million in the first quarter of 2016. The increase in segment income was driven by a gross profit increase of about 3.5% versus the first quarter of 2016, partially offset by higher levels of selling expense, investments in greater go-to-market capabilities and increased depreciation and amortization.
1Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.

International and Other
First-quarter net sales for Hershey’s International and Other segment increased 3.7% to $202.5 million. Net price realization was an 8.7 point benefit and volume declined by 4.5 points. Excluding the 0.5 point impact of unfavorable foreign exchange rates, net sales increased 4.2%. Constant currency net sales growth in Mexico, Brazil and India was about 15%. China net sales increased mid-single digits on a percentage basis versus last year. The increase was driven by lower direct trade expense as gross sales declined versus the first quarter of 2016. China chocolate category retail sales in the first quarter of 2017 were about the same as last year. International and Other segment income of $1.7 million compares to a segment loss of $13.2 million in the first quarter of 2016. Combined income in Latin America and export markets improved versus the prior year and performance in China benefited primarily from lower direct trade.

Unallocated Corporate Expense
Hershey's unallocated adjusted corporate expense was $119.7 million in the first quarter of 2017 versus $122.2 million in the first quarter of 2016. Savings from the previously mentioned productivity and cost savings initiatives were partially offset by higher employee-related costs and increased depreciation and amortization.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on first-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, impairment of long-lived assets, acquisition integration costs, settlement of the SGM liability, NSRPE and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	April 2, 2017	April 3, 2016
Reported gross profit	$906,560	$817,376
Derivative mark-to-market (gains) losses	(17,088)	34,946
Business realignment activities	490	(487)
NSRPE	2,860	3,241
Non-GAAP gross profit	$892,822	$855,076

Reported operating profit	$191,931	$339,509
Derivative mark-to-market (gains) losses	(17,088)	34,946
Business realignment activities	46,988	14,430
Acquisition integration costs	300	—
NSRPE	4,368	5,101
Long-lived asset impairment charges	208,712	—
Non-GAAP operating profit	$435,211	$393,986

Reported provision for income taxes	$70,113	$109,897
Derivative mark-to-market (gains) losses*	1,199	13,245
Business realignment activities*	11,417	3,538
Acquisition integration costs*	114	—
NSRPE*	1,664	1,953
Long-lived asset impairment charges*	45,201	—
Non-GAAP provision for income taxes	$129,708	$128,633

Reported net income	$125,044	$229,832
Derivative mark-to-market (gains) losses	(18,287)	21,701
Business realignment activities	35,571	10,860
Acquisition integration costs	186	—
NSRPE	2,704	3,148
Long-lived asset impairment charges	163,511	—
Noncontrolling interest share of business realignment and impairment charges	(26,666)	—
Settlement of SGM liability	—	(26,650)
Non-GAAP net income	$282,063	$238,891

Reported EPS - Diluted	$0.58	$1.06
Derivative mark-to-market (gains) losses	(0.09)	0.10
Business realignment activities	0.17	0.05
NSRPE	0.01	0.01
Long-lived asset impairment charges	0.76	—
Noncontrolling interest share of business realignment and impairment charges	(0.12)	—
Settlement of SGM liability	—	(0.12)
Non-GAAP EPS - Diluted	$1.31	$1.10

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly effective tax rate.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	April 2, 2017	April 3, 2016
As reported gross margin	48.2%	44.7%
Non-GAAP gross margin (1)	47.5%	46.8%

As reported operating profit margin	10.2%	18.6%
Non-GAAP operating profit margin (2)	23.2%	21.5%

As reported effective tax rate	41.6%	32.3%
Non-GAAP effective tax rate (3)	31.5%	35.0%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended April 2, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	5.4%	3.6%	1.8%
Total North America segment	2.7%	0.2%	2.5%

International and Other segment
Mexico	(0.2)%	(13.2)%	13.0%
Brazil	48.1%	30.0%	18.1%
India	16.6%	0.9%	15.7%
Greater China	4.1%	(3.3)%	7.4%
Total International and Other segment	3.7%	(0.5)%	4.2%

Total Company	2.8%	0.1%	2.7%
We also present the percentage change in projected 2017 net sales on a constant currency basis.  To determine this, projected 2017 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2016 results translated into U.S. dollars using the same 2016 average monthly exchange rates.

Below is a reconciliation of projected 2017 and full-year 2016 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2017 (Projected)	2016
Reported EPS – Diluted	$3.31 - $3.55	$3.34
Derivative mark-to-market losses	—	0.66
Business realignment costs (including Margin for Growth Program costs)	0.35 - 0.50	0.42
Acquisition and integration costs	—	0.02
Non-service related pension expense	0.06	0.08
Settlement of SGM liability	—	(0.12)
Long-lived asset impairment charges	0.85	0.01
Adjusted EPS – Diluted	$4.72 - $4.81	$4.41
Our 2017 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in our segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market (Gains) Losses on Commodity Derivatives: Commensurate with our discontinuance of hedge accounting treatment for commodity derivatives, we are adjusting the mark-to-market (gains) losses on such commodity derivatives, until such time as the related inventory is sold. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that reflects the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the Company’s supply chain, streamlining the Company’s operating model and reducing administrative expenses to generate long-term savings.   During the first quarter of 2017, business realignment charges related primarily to severance expenses related to this program, in addition to severance expenses incurred under a voluntary separation plan included within the Operational Optimization Program, a program commenced in 2016 to optimize our production and supply chain network, including the integration of the China sales force and consolidation of production within certain facilities in China and North America.  During the first quarter of 2016, we incurred initial costs relating primarily to severance and other third party charges in connection with the Operational Optimization Program, coupled with some minor revisions to severance benefits and related costs in connection with the productivity initiative announced in June 2015.

Acquisition Integration Costs: Costs incurred during the first quarter of 2017 relate to the integration of the 2016 acquisition of Ripple Brand Collective, LLC as we incorporate this business into our operating practices and information systems.

Non-Service Related Pension Expense: Non-service related pension expense (NSRPE) includes interest costs, the expected return on pension plan assets, the amortization of actuarial gains and losses, and certain curtailment and settlement losses or credits. The NSRPE can fluctuate from year-to-year as a result of changes in market interest rates and market returns on pension plan assets. We believe that the service cost component of our total pension benefit costs closely reflects the operating costs of our business and provides for a better comparison of our operating results from year-to-year.  Therefore, we exclude the NSRPE from our internal performance measures. Our most significant defined benefit pension plans have been closed to new participants for a number of years, resulting in ongoing service costs that are stable and predictable.

Long-Lived Asset Impairment Charges: During the first quarter of 2017, in conjunction with the Margin for Growth Program, we wrote-down certain intangible assets and property, plant and equipment.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the loss attributed to the noncontrolling interest.

Settlement of SGM Liability: In the fourth quarter of 2015, we reached an agreement with the SGM selling shareholders to reduce the originally-agreed purchase price for the remaining 20% of SGM, and we completed the purchase on February 3, 2016. In the first quarter of 2016, we recorded a $26.7 million gain relating to the settlement of the SGM liability, representing the net carrying amount of the recorded liability in excess of the cash paid to settle the obligation for the remaining 20% of the outstanding shares.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2016. All information in this press release is as of April 26, 2017. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the three months ended April 2, 2017 and April 3, 2016
(unaudited) (in thousands except per share amounts)

			First Quarter
			2017	2016

Net sales			$1,879,678	$1,828,812
Cost of sales			973,118	1,011,436
Gross profit			906,560	817,376

Selling, marketing and administrative expense			461,900	471,734
Long-lived asset impairment charges			208,712	—
Business realignment costs			44,017	6,133

Operating profit			191,931	339,509
Interest expense, net			23,741	21,005
Other (income) expense, net			(171)	(21,225)

Income before income taxes			168,361	339,729
Provision for income taxes			70,113	109,897

Net income including noncontrolling interest			98,248	229,832

Less: Net loss attributable to noncontrolling interest			(26,796)	—
Net income attributable to The Hershey Company			$125,044	$229,832

Net income per share	- Basic	- Common	$0.60	$1.09
	- Diluted	- Common	$0.58	$1.06
	- Basic	- Class B	$0.55	$0.99

Shares outstanding	- Basic	- Common	152,313	155,675
	- Diluted	- Common	214,522	217,487
	- Basic	- Class B	60,620	60,620

Key margins:
Gross margin			48.2%	44.7%
Operating profit margin			10.2%	18.6%
Net margin			6.7%	12.6%

The Hershey Company
Supplementary Information – Segment Results
for the three months ended April 2, 2017 and April 3, 2016
(unaudited) (in thousands of dollars)

	First Quarter
	2017	2016	% Change
Net sales:
North America	$1,677,146	$1,633,471	2.7%
International and Other	202,532	195,341	3.7%
Total	$1,879,678	$1,828,812	2.8%

Segment income (loss):
North America	$553,138	$529,390	4.5%
International and Other	1,723	(13,233)	NM
Total segment income	554,861	516,157	7.5%
Unallocated corporate expense (1)	119,650	122,171	(2.1)%
Mark-to-market adjustment for commodity derivatives (2)	(17,088)	34,946	NM
Long-lived asset impairment charges	208,712	—	NM
Costs associated with business realignment initiatives	46,988	14,430	NM
Non-service related pension	4,368	5,101	(14.4)%
Acquisition integration costs	300	—	NM
Operating profit	191,931	339,509	(43.5)%
Interest expense, net	23,741	21,005	13.0%
Other expense, net	(171)	(21,225)	NM
Income before income taxes	$168,361	$339,729	(50.4)%

 (1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Includes gains and losses on commodity derivative instruments which have been excluded from segment income until the related inventory is sold.
NM - not meaningful

	First Quarter
	2017	2016
Segment income as a percent of net sales:
North America	33.0%	32.4%
International and Other	0.9%	(6.8)%

The Hershey Company
Consolidated Balance Sheets
as of April 2, 2017 and December 31, 2016
(in thousands of dollars)

Assets	2017	2016
	(unaudited)
Cash and cash equivalents	$235,031	$296,967
Accounts receivable - trade, net	595,779	581,381
Inventories	795,404	745,678
Prepaid expenses and other	247,647	192,752

Total current assets	1,873,861	1,816,778

Property, plant and equipment, net	2,050,439	2,177,248
Goodwill	814,882	812,344
Other intangibles	381,716	492,737
Other assets	163,661	168,365
Deferred income taxes	57,826	56,861

Total assets	$5,342,385	$5,524,333

Liabilities and Stockholders' Equity

Accounts payable	$499,149	$522,536
Accrued liabilities	646,879	750,986
Accrued income taxes	77,244	3,207
Short-term debt	487,487	632,471
Current portion of long-term debt	158	243

Total current liabilities	1,710,917	1,909,443

Long-term debt	2,350,941	2,347,455
Other long-term liabilities	399,575	400,161
Deferred income taxes	35,499	39,587

Total liabilities	4,496,932	4,696,646

Total stockholders' equity	845,453	827,687

Total liabilities and stockholders' equity	$5,342,385	$5,524,333